Exhibit 16.1

June 24, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Mobiquity Technologies, Inc.

Commission File No. 001-36268

Ladies and Gentlemen:

We have read the statements made by Mobiquity Technologies, Inc. (the “Company”) under Item 4.01 of its Form 8-K dated June 24, 2026, to be filed with the Securities and Exchange Commission, regarding our dismissal as the Company’s independent registered public accounting firm.

We agree with the statements made in Item 4.01(a) insofar as they relate to our Firm.

Very truly yours,

/s/ Stephano Slack LLC

Stephano Slack LLC